As filed with the Securities and Exchange Commission on September 25, 2018.
Registration No. 333-227501

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No.1 to Form S-3 Registration Statement

UNDER THE SECURITIES ACT OF 1933

 TORCHMARK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	63-0780404
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3700 South Stonebridge Drive
McKinney, Texas 75070
(972) 569-4000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

 R. Brian Mitchell, Esq.
Executive Vice President, General Counsel and Chief Risk Officer
Torchmark Corporation
3700 South Stonebridge Drive
McKinney, Texas 75070
(972) 569-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Justin L. Jackson, Esq.

McAfee & Taft A Professional Corporation
Two Leadership Square, 10th Floor
211 North Robinson
Oklahoma City, Oklahoma 73102
(405) 552-2240

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/ Proposed maximum offering price per unit/ Proposed maximum aggregate offering price/ Amount of registration fee
Subordinated Debt Securities of Torchmark Corporation (4)
Senior Debt Securities of Torchmark Corporation (4)
Preferred Stock of Torchmark Corporation (4)
Common Stock of Torchmark Corporation (4)
Depositary Shares of Torchmark Corporation (5)	(1)(2)(3)
Warrants of Torchmark Corporation (6)
Purchase Contracts of Torchmark Corporation (7)
Units (8)

(1)
An unspecified aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of all of the registration fee. Registration fees will be paid subsequently on a pay-as-you-go basis.

(3)
This registration statement also covers an indeterminate number of debt securities, shares of preferred stock, shares of common stock, depositary shares, warrants, stock purchase contracts and units of Torchmark Corporation that may be reoffered and resold on an ongoing basis after their initial sale in remarketing or other resale transactions by the registrant or affiliates of the registrant.

(4)
Includes such indeterminate number of shares of common stock and preferred stock, and indeterminate principal amount and number of debt securities, as may be issued upon conversion, exchange or settlement of any securities registered hereunder to the extent any such securities are, by their terms, convertible into, exchangeable for or settled for common stock, preferred stock or debt securities.

(5)
Includes depositary shares evidenced by depositary receipts issuable in the event that Torchmark Corporation elects to offer fractional interests in debt securities or shares of common or preferred stock registered hereby, upon the exercise of warrants or delivery upon settlement of purchase contracts.

(6)
Warrants may represent rights to purchase debt securities, preferred stock, common stock or other securities registered hereunder. Warrants may be sold separately or with debt securities, preferred stock, common stock or other securities registered hereunder.

(7)
Includes purchase contracts issuable upon conversion or exchange of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable for purchase contracts. Each purchase contract obligates Torchmark Corporation to sell, and the holder thereof to purchase, an indeterminate number of shares of common stock or preferred stock or depositary shares issuable upon settlement of the stock purchase contracts issued by Torchmark Corporation.

(8)
Each unit will be issued under a unit agreement or other document and will represent an interest in two or more debt securities, warrants, purchase contracts, shares of preferred stock, shares of common stock or depositary shares, in any combination, which may or may not be separable from one another.

This Registration Statement contains a prospectus relating to both the offering of newly issued securities and remarketing or other resale transactions that occur on an ongoing basis in securities that have been previously or will be issued under this Registration Statement.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (the “Amendment”) relates to the registration statement on Form S-3 (File No. 333-227501) (the “Registration Statement”) filed by Torchmark Corporation with the Securities and Exchange Commission on September 24, 2018. This Amendment is being filed solely to correct a typographical error in Exhibit 12.1 to the Registration Statement.

3

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
The estimated costs and expenses in connection with the issuance and distribution of the securities being registered hereunder are set forth in the following table.

SEC registration fee	*
Trustees’ fees and expenses	+
Accounting fees and expenses	+
Legal fees and expenses	+
Printing expenses	+
Rating agency fees	+
NASD fees	+
Miscellaneous	+
TOTAL

*	Deferred pursuant to Rule 456(b) and calculated in connection with the offering of securities under this registration statement pursuant to Rule 457(r).

+	These fees are calculated based on the securities offered and the number of issuances, and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers
Section 1 of Article Ninth of our Restated Certificate of Incorporation ("the Certificate of Incorporation") provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the duty of loyalty to us or our stockholders, (b) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law (the “Act”), or (d) for any transaction from which the director derived an improper personal benefit.
Section 2(a) of Article Ninth of the Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to, or is involved in any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers (or is or was serving at our request as a director, officer, employee or agent for another entity) while serving in such capacity will be indemnified and held harmless by us, to the fullest extent authorized by the Act, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators, provided, however, that except as provided in Section 2(b) of Article Ninth of the Certificate of Incorporation, we shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by our Board of Directors. With respect to derivative actions, indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and the Act requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to us. Rights conferred by Section 2(a) of Article Ninth of the Certificate of Incorporation are contract rights and include the right to be paid by us the expenses incurred in defending any proceedings specified above, in advance of their final disposition; provided that, if the Act so requires, such payment will only be made upon delivery to us by the indemnified party of an undertaking to repay all amounts advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified under such Section 2(a) of Article Ninth of the Certificate of Incorporation or otherwise. We may, by action of our Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.
Section 2(b) of Article Ninth of the Certificate of Incorporation provides that persons indemnified under Section 2(a) of Article Ninth of the Certificate of Incorporation may bring suit against us to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such suit will be reimbursed by us. While it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under the Act, the burden of proving the defense is on us and neither the failure of our Board of Directors, independent legal counsel or the stockholders to have made a determination that indemnification is proper, nor an actual determination that the claimant has not met the applicable standard of conduct, is a defense to the action or creates a presumption that the claimant has not met the applicable standard of conduct.
The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in paragraphs 2(a) and 2(b) of Article Ninth of the Certificate of Incorporation is not exclusive of any other right which any person may have or acquire under any statute, provision of the Certificate of Incorporation, or Bylaws, or otherwise. We may maintain insurance, at its expense, to protect itself and any of our directors, officers, employees or agents or other entity against any expense, liability or loss whether or not Torchmark would have the power to indemnify such persons against such expense, liability or loss under the Act.
In connection with an offering of the securities registered hereunder, the registrant may enter into one or more underwriting agreements which may provide that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the registrant against certain liabilities, including liabilities under the Securities Act.

Item 16.	Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement**

4.1
Indenture for Senior Debt Securities, dated as of September 24, 2018, between Torchmark Corporation and Region Bank, as trustee. (incorporated by reference from Exhibit 4.1 to Form S-3 dated September 24, 2018)

4.2
Junior Subordinated Indenture, dated November 2, 2001, between Torchmark Corporation and Regions Bank, as trustee (successor trustee to both The Bank of New York Mellon Trust Company, N.A. and The Bank of New York) (incorporated by reference from Exhibit 4.3 to Form 8-K dated November 2, 2001)

4.3
Officer’s Certificate dated June 8, 2006, pursuant to the Junior Subordinated Indenture, dated November 2, 2001, establishing the terms of the 7.100% Junior Subordinated Debentures (incorporated by reference from Exhibit 4.4 to Form 8-K dated June 8, 2006).

4.4
Second Supplemental Indenture, dated as of April 5, 2016, between Torchmark Corporation and Regions Bank, as trustee (successor trustee to both The Bank of New York Mellon Trust Company, N.A.), supplementing the Junior Subordinated Indenture dated as of November 2, 2011 (incorporated by reference from Exhibit 4.3 to Form 8-K dated April 5, 2016)

4.5
Third Supplemental Indenture, dated as of November 17, 2017, between Torchmark Corporation and Regions Bank, as Trustee, supplementing the Junior Subordinated Indenture dated as of November 2, 2011 (incorporated by reference from Exhibit 4.4 to Form 8-K dated November 17, 2017)

4.6	Form of Deposit Agreement**

4.7	Form of Depositary Share (included in Exhibit 4.6)**

4.8	Form of Warrant Agreement**

4.9	Form of Warrant Certificate**

4.10	Form of Unit Agreement**

4.11	Form of Unit Certificate**

4.12	Form of Preferred Stock Certificate of Designation**

4.13	Form of Purchase Contract Agreement**

5.1	Opinion of McAfee & Taft A Professional Corporation (incorporated by reference from Exhibit 5.1 to Form S-3 dated September 24, 2018)

12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges*

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm (incorporated by reference from Exhibit 23.1 to Form S-3 dated September 24, 2018)

23.2	Consent of McAfee & Taft A Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Form S-3 dated September 24, 2018)

25.1
Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of Regions Bank to act as trustee under the Senior Indenture dated as of September 24, 2018 relating to the Senior Debt Securities (incorporated by reference from Exhibit 25.1 to Form S-3 dated September 24, 2018)

25.2
Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of Regions Bank to act as trustee under the Junior Subordinated Indenture dated as of November 2, 2001 relating to the Subordinated Debt Securities (incorporated by reference from Exhibit 25.2 to Form S-3 dated September 24, 2018)

* **	Filed herewith. To be filed by post-effective amendment or as an exhibit to a Current Report on Form 8-K and incorporated by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McKinney, State of Texas, on the 25th day of September, 2018.

TORCHMARK CORPORATION

By:	/s/Gary L. Coleman
Name:	Gary L. Coleman
Title:	Co-Chief Executive Officer

By:	/s/Larry M. Hutchison
Name:	Larry M. Hutchison
Title:	Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

* Gary L. Coleman	Co-Chief Executive Officer (Co-Principal Executive Officer)	September 25, 2018

* Larry M. Hutchison	Co-Chief Executive Officer (Co-Principal Executive Officer)	September 25, 2018

* Frank M. Svoboda	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 25, 2018

* Charles E. Adair	Director	September 25, 2018

* Linda L. Addison	Director	September 25, 2018

* Marilyn A. Alexander	Director	September 25, 2018

* Cheryl D. Alston	Director	September 25, 2018

* David L. Boren	Director	September 25, 2018

* Jane M. Buchan	Director	September 25, 2018

* Robert W. Ingram	Director	September 25, 2018

* Steven P. Johnson	Director	September 25, 2018

* Darren M. Rebelez	Director	September 25, 2018

* Lamar C. Smith	Director	September 25, 2018

* Mary E. Thigpen	Director	September 25, 2018

* Paul J. Zucconi	Director	September 25, 2018

* By: /s/ Frank M. Svoboda
Attorney-In-Fact